Exhibit 7

PURCHASE AGREEMENT

PURCHASE AGREEMENT (this “Agreement”), dated as of November 13, 2007, by and among OZ Management LP, a Delaware limited partnership (“OZM”), OZ Advisors LP, a Delaware limited partnership (“OZA”), OZ Advisors II LP, a Delaware limited partnership (“OZA II” and together with OZM and OZA, the “OZ Partnerships”), Och-Ziff Holding Corporation, a Delaware corporation ("Och-Ziff Corp"), Och-Ziff Holding LLC, a Delaware limited liability company ("Och-Ziff Holding" and together with Och-Ziff Corp, the "Holding Entities"), and each of the other persons listed on the signature pages hereto (collectively, the “OZ Limited Partners”).  Defined terms used herein have the respective meaning ascribed thereto in Section 1.1.

WHEREAS, each OZ Limited Partner is a limited partner of one or more OZ Partnership and is the holder of Operating Group A Units in such OZ Partnerships;

WHEREAS, in connection with the IPO and pursuant to the Underwriting Agreement, the Company has agreed to issue and sell to the Underwriters, and the Underwriters have agreed to purchase from the Company, an aggregate of 36,000,000 Class A Shares (the “Firm Shares”) and, at the election of the Underwriters, up to 5,400,000 additional Class A Shares (the “Optional Shares” and together with the Firm Shares, the “IPO Shares”);

WHEREAS, in connection with the DIC Sahir Sale and pursuant to the SPA, the Company has agreed to issue and sell to DIC Sahir, and DIC Sahir has agreed to purchase from the Company, an aggregate of 38,138,571 Class A Shares (the “DIC Sahir Shares” and together with the IPO Shares, the “Shares”);

WHEREAS, the Company will immediately contribute all of the proceeds received from the issuance and sale of the IPO Shares, net of underwriting discounts and commissions (the “IPO Proceeds” and, together with the DIC Sahir Proceeds, the “Transaction Proceeds”), and all of the DIC Sahir Proceeds to Och-Ziff Corp and Och-Ziff Holding, apportioned between them based on the purchase prices for the Operating Group B Units to be purchased by each of them with the Transaction Proceeds;

WHEREAS, immediately thereafter, Och-Ziff Corp will purchase from each of OZA and OZM, and Och-Ziff Holding will purchase from OZAII, that number of Operating Group B Units, in each case, equal to the aggregate number of Shares issued in the Transactions;

WHEREAS, each of the OZ Partnerships desires to use its portion of the Transaction Proceeds to purchase Operating Group A Units from the OZ Limited Partners upon the terms and subject to conditions set forth in this Agreement, and each OZ Limited Partner desires to sell Operating Group A Units to each OZ Partnership upon the terms and subject to the conditions set forth herein; and

WHEREAS, each OZ Limited Partner (other than the Ziffs) has agreed to initially invest 100% of the after-tax proceeds received by it from the sale of Units pursuant to this Agreement in the Funds, and the Ziffs have agreed to invest 50% of the after-tax proceeds received by it from the sale of Units in certain funds managed by the OZ Partnerships.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1               Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Agreement” has the meaning set forth in the recitals to this Agreement.

“Class A Shares” means Class A shares of the Company representing Class A limited liability company interests of the Company

“Company” means Och-Ziff Capital Management Group LLC, a Delaware limited liability company, the sole stockholder of Och-Ziff Corp and the sole member of Och-Ziff Holding.

“DIC” means Dubai International Capital LLC, a limited liability company formed under the laws of the Emirate of Dubai.

“DIC Sahir” means DIC Sahir Limited, a corporation organized under the laws of the Cayman Islands and a wholly owned subsidiary of DIC.

“DIC Sahir Proceeds” means the proceeds received by the Company from the DIC Sahir Sale pursuant to the SPA, less the Financial Advisory Fee.

“DIC Sahir Purchase Price” means the quotient of the DIC  Sahir Proceeds divided by the number of DIC Sahir Shares sold.

“DIC Sahir Sale” means the purchase by DIC Sahir of the DIC Sahir Shares from the Company pursuant to the SPA, which purchase is guaranteed by DIC.

“DIC Sahir Units” has the meaning set forth in Section 2.3.

“Financial Advisory Fee” means a fee equal to 2% of the aggregate purchase price paid by DIC Sahir in the DIC Sahir Sale pursuant to the SPA.

“Firm Shares” has the meaning set forth in the recitals to this Agreement.

“Firm Units” has the meaning set forth in Section 2.1.

“Funds” means OZ Global Special Investments, L.P. and/or OZ Global Special Investments, Ltd.

“Government Entity” means any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof.

"Holding Entities" has the meaning set forth in the recitals to this Agreement.

“IPO” means the initial public offering and sale of Class A Shares, as contemplated by the Company’s Registration Statement on Form S-1 (File No. 333-144256).

“IPO Proceeds” has the meaning set forth in the recitals to this Agreement.

“Och-Ziff Corp” has the meaning set forth in the recitals to this Agreement.

“Och-Ziff Holding” has the meaning set forth in the recitals to this Agreement.

“Och-Ziff Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of OZM, the Amended and Restated Limited Partnership Agreement of OZA or the Amended and Restated Limited Partnership Agreement of OZA II, as each may be amended, supplemented or restated from time to time.

“Operating Group A Unit” means one unit of Class A limited partnership interest in OZM, OZA or OZA II, as the case may be, issued pursuant to their respective Och-Ziff Partnership Agreement.

“Operating Group B Units” means one unit of Class B partnership interest in OZM, OZA or OZA II, as the case may be, issued pursuant to their respective Och-Ziff Partnership Agreement.

“Optional Shares” has the meaning set forth in the recitals to this Agreement.

“Optional Units” means, with respect to each OZ Limited Partner, the number of Operating Group A Units set forth opposite such OZ Limited Partner’s name on Schedule A hereto under the “Optional Units” column; provided, however, that if the Underwriters exercise the Underwriter Option in part, but not in full (including in the event the Underwriter Option is exercised more than one time, in which case this proviso shall apply to each such exercise), the term Optional Units shall mean, with respect to each OZ Limited Partner, the number of Operating Group A Units equal to the product of the number of such Units set forth opposite such OZ Limited Partner’s name on Schedule A under the “Optional Units” column multiplied by a fraction, the numerator of which is the number of Optional Shares actually purchased by the Underwriters pursuant to the Underwriter Option and the denominator of which is the aggregate  number of Optional Shares subject to the Underwriter Option.

“OZ Limited Partners” has the meaning set forth in the recitals to this Agreement.

“OZ Partnerships” has the meaning set forth in the recitals to this Agreement.

“OZA” has the meaning set forth in the recitals to this Agreement.

“OZA II” has the meaning set forth in the recitals to this Agreement.

“OZM” has the meaning set forth in the recitals to this Agreement.

“Partner Management Committee” means the Partner Management Committee of each OZ Partnership as it may be constituted from time to time in accordance with the applicable Och-Ziff Partnership Agreement and, which, as of the date hereof, consists of Messrs. Och, Windreich, Frank, Cohen, Varga, Kelly and Brown, with Mr. Och serving as Chairman.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, Government Entity or other entity.

“Purchase Price” means, with respect to each Firm Unit, the dollar amount of the price paid by the Underwriters per each Firm Share and, with respect to each Optional Unit, the dollar amount of the price paid by the Underwriters per each Optional Share, in each case pursuant to the Underwriting Agreement.

"Registration Statement" means the Company’s Registration Statement on Form S-1 (File No. 333-144256) relating to the initial public offering and sale of Class A Shares.

“Shares” has the meaning set forth in the recitals to this Agreement.

“SPA” means the Securities Purchase and Investment Agreement, dated as of October 29, 2007, by and among the Company, DIC Sahir and DIC.

“Transaction Proceeds” has the meaning set forth in the recitals hereto.

“Transactions” means the IPO and the DIC Sahir Sale.

“Underwriter Option” means the Underwriters’ option to purchase Optional Shares from the Company pursuant to the Underwriting Agreement.

“Underwriters” means each Person named as an underwriter in the Underwriting Agreement who is obligated to purchase Class A Shares pursuant thereto.

“Underwriting Agreement” means the Underwriting Agreement, dated the date hereof, by and among the Company and the Underwriters relating to the issuance and sale of the Shares in the IPO.

“Units” means, collectively, the Firm Units, the Optional Units and the DIC Sahir Units.

“Ziffs” means Ziff Brothers Investments, L.L.C. and certain of its affiliates and control persons that constitute OZ Limited Partners.

ARTICLE II

PURCHASE AND SALE OF OPERATING GROUP A UNITS

Section 2.1               Purchase and Sale of Firm Units.  Subject to the terms and upon the conditions set forth herein, each OZ Limited Partner agrees to sell to each OZ Partnership, and each OZ Partnership agrees to purchase from each OZ Limited Partner, the number of Operating Group A Units in such OZ Partnership set forth opposite each OZ Limited Partner’s name on Schedule A under the “Firm Units” column (the “Firm Units”) at a price per Unit equal to the allocable portion of the Purchase Price.

Section 2.2               Purchase and Sale of Optional Units.  Subject to the terms and upon the conditions set forth herein, if the Underwriter Option is exercised in whole or in part (and upon each such exercise), each OZ Limited Partner agrees to sell to each OZ Partnership, and each OZ Partnerships agrees to purchase from each OZ Limited Partner, the Optional Units at a price per Unit equal to the allocable portion of the Purchase Price.

Section 2.3               Purchase and Sale of DIC Sahir Units.  Subject to the terms and upon the conditions set forth herein, each OZ Limited Partner agrees to sell to each OZ Partnership, and each OZ Partnership agrees to purchase from each OZ Limited Partner, the number of Operating Group A Units in such OZ Partnership set forth opposite each OZ Limited Partner's name on Schedule A under the "DIC Sahir Units" column (the "DIC Sahir Units") at a price per Unit equal to the allocable portion of the DIC Sahir Purchase Price.

Section 2.4               Purchase and Sale of Operating Group B Units.  Subject to the terms and upon the conditions set forth herein, each of OZA and OZM agrees to sell to Och-Ziff Corp, and Och-Ziff Corp agrees to purchase from each of OZA and OZM, a number of Operating Group B Units equal to the sum of the number of IPO Shares actually issued and the number of DIC Sahir Shares sold.  Subject to the terms and conditions set forth herein, OZA II agrees to sell to Och-Ziff Holdings, and Och-Ziff Holdings agrees to purchase from OZA II, a number of Operating Group B Units equal to the sum of the number of IPO Shares actually issued and the number of DIC Sahir Shares sold. The aggregate purchase price for Operating Group B Units to be purchased pursuant to this Section 2.4 shall equal the Transaction Proceeds, which shall be divided among the OZ Partnerships based on their relative values.

Section 2.5               Pro Rata Obligation to Purchase Units.  The obligation to purchase Units pursuant to Sections 2.1, 2.2 and 2.3 above represents a several, and not a joint and several, obligation of the OZ Partnerships (on a pro rata basis), and no OZ Partnership shall have any obligation or right to acquire the portion of the Operating Group A Units issued by another OZ Partnership; provided that no OZ Partnership shall be obligated to purchase pursuant to this Agreement any portion of the Units issued by it unless each OZ Partnership purchases the related portion of such Units issued by it.  The obligation to purchase Operating Group B Units pursuant to Section 2.4 above represents a several, and not a joint and several, obligation of the Holding Entities.

Section 2.6               Closing.  The time and date of the purchase and sale of the Firm Units and the DIC Sahir Units shall be the same time and date of the delivery of the Firm Shares pursuant to the Underwriting Agreement and the time and date of the purchase and sale of the Optional Units, if any, shall be the same time and date or dates of the delivery of the Optional Shares pursuant to the Underwriting Agreement.

Section 2.7               Cancellation.  Upon the purchase of Units by the OZ Partnerships as provided herein, all portions of such purchased Units shall be cancelled by the respective OZ Partnership.

Section 2.8               Tax Treatment.  The parties hereto shall report the combined purchase and sale of Operating Group A Units and Operating Group B Units hereunder as a taxable sale by the OZ Limited Partners of a portion of their existing partnership interests in OZA and OZM to Och-Ziff Corp and as a taxable sale by the OZ Limited Partners of a portion of their existing partnership interests in OZAII to Och-Ziff Holdings for all U.S. federal, state, local and other tax purposes, and no party shall take a contrary position on any income tax return, amendment thereof or communication with a taxing authority.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE OZ LIMITED PARTNERS

Each OZ Limited Partner severally and not jointly represents and warrants to the OZ Partnerships as of the date hereof that:

Section 3.1               Authorization.  The execution, delivery and performance by such OZ Limited Partner of this Agreement and the consummation by such OZ Limited Partner of the transactions contemplated hereby are within such OZ Limited Partner’s power and authority and have been duly authorized by all necessary action on the part of such OZ Limited Partner. This Agreement has been duly executed and delivered by such OZ Limited Partner and, assuming the due and valid execution and delivery of this Agreement by the OZ Partnerships and the Holding Entities, constitutes a legal, valid and binding agreement of such OZ Limited Partner, enforceable against such OZ Limited Partner in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

Section 3.2               Title.  Such OZ Limited Partner owns good and marketable title to the Units, and such Units are free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever (“Liens”).

Section 3.3               No Conflicts.  The execution, delivery and performance by such OZ Limited Partner does not and will not (i) violate the certificate of formation, limited liability company agreement or limited partnership agreement, trust agreement or other similar organizational document, if any, of each such OZ Limited Partner, (ii) violate any law, rule, regulation, judgment, injunction, order or decree applicable to or binding upon such OZ Limited Partner or (iii) result in any breach or creation of any Lien on or constitute any default under any contract, indenture, mortgage, lease, note or other agreement or instrument to which such OZ Limited Partner is subject or is a party.

Section 3.4               Approvals.  No claim, legal action, suit, arbitration, governmental investigation, or other legal, judicial or administrative proceeding is pending or, to such OZ Limited Partner’s knowledge, threatened against such OZ Limited Partner which would reasonably be expected to prevent or delay the transactions contemplated hereby. No consent or approval of any Person is or has been required on the part of such OZ Limited Partner in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than any such consents or approvals as have already been obtained and which are in full force and effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE OZ PARTNERSHIPS

Each OZ Partnership severally and not jointly represents and warrants to the OZ Limited Partners and Holding Entities as of the date hereof that:

Section 4.1               Authorization.  The execution, delivery and performance by such OZ Partnership of this Agreement and the consummation by such OZ Partnership of the transactions contemplated hereby are within such OZ Partnership’s limited partnership power and authority and have been duly authorized by all necessary action on the part of such OZ Partnership. This Agreement has been duly executed and delivered by such OZ Partnership and, assuming the due and valid execution and delivery of this Agreement by the OZ Limited Partners and the Holding Entities, constitutes a legal, valid and binding agreement of such OZ Partnership, enforceable against such OZ Partnership in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

Section 4.2               No Conflicts.  The execution, delivery and performance by such OZ Partnership does not and will not (i) violate the certificate of formation, limited liability company agreement or limited partnership agreement or other similar organizational document of each such OZ Partnership, if any, (ii) violate any law, rule, regulation, judgment, injunction, order or decree applicable to or binding upon such OZ Partnership or (iii) result in any breach or creation of any Lien on or constitute any default under any contract, indenture, mortgage, lease, note or other agreement or instrument to which such OZ Partnership is subject or is a party.

Section 4.3               Approvals.  No claim, legal action, suit, arbitration, governmental investigation, or other legal, judicial or administrative proceeding is pending or, to such OZ Partnership’s knowledge, threatened against such OZ Partnership which would reasonably be expected to prevent or delay the transactions contemplated hereby. No consent or approval of any Person is or has been required on the part of such OZ Partnership in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than any such consents or approvals as have already been obtained and which are in full force and effect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
OF THE HOLDING ENTITIES

Each Holding Entity severally and not jointly represents and warrants to the OZ Partnerships as of the date hereof that:

Section 5.1               Authorization.  The execution, delivery and performance by such Holding Entity of this Agreement and the consummation by such Holding Entity of the transactions contemplated hereby are within such Holding Entity’s power and authority and have been duly authorized by all necessary action on the part of such Holding Entity. This Agreement has been duly executed and delivered by such Holding Entity and, assuming the due and valid execution and delivery of this Agreement by the OZ Limited Partners and OZ Partnerships, constitutes a legal, valid and binding agreement of such Holding Entity, enforceable against such Holding Entity in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

Section 5.2               No Conflicts.  The execution, delivery and performance by such Holding Entity does not and will not (i) violate the certificate of incorporation, certificate of formation, by-laws, limited liability company agreement or limited partnership agreement or other similar organizational document of each such Holding Entity, if any, (ii) violate any law, rule, regulation, judgment, injunction, order or decree applicable to or binding upon such Holding Entity or (iii) result in any breach or creation of any Lien on or constitute any default under any contract, indenture, mortgage, lease, note or other agreement or instrument to which such Holding Entity is subject or is a party.

Section 5.3               Approvals.  No claim, legal action, suit, arbitration, governmental investigation, or other legal, judicial or administrative proceeding is pending or, to such Holding Entity’s knowledge, threatened against such Holding Entity which would reasonably be expected to prevent or delay the transactions contemplated hereby. No consent or approval of any Person is or has been required on the part of such Holding Entity in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than any such consents or approvals as have already been obtained and which are in full force and effect.

ARTICLE VI

OTHER AGREEMENTS

Section 6.1               Use of Proceeds by the OZ Limited Partners from the Sale of Interests. Each OZ Limited Partner (other than the Ziffs) agrees to invest 100% of the after-tax proceeds received by it in connection with the sale of Units pursuant to this Agreement in the Funds. The Ziffs agree to invest 50% of the after-tax proceeds received by it in connection with the sale of the Units pursuant to this Agreement in funds managed by the OZ Partnerships, as selected by the Ziffs, but subject to the current offering terms of such funds.

ARTICLE VII

MISCELLANEOUS

Section 7.1               Notices.  All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person, sent by facsimile or electronic mail, or by nationally recognized overnight courier, addressed to such party at the address, facsimile number or electronic mail address set forth below or such other address, facsimile number or electronic mail address as may hereafter be designated in writing by such party to the other parties:

(a)	If to a Holding Entity, to:
c/o Och-Ziff Capital Management Group LLC 9 West 57th Street, 13th Floor New York, New York 10019 Attention: Chief Legal Officer Fax: (212) 719-7402 Email: Jeffrey.Blockinger@ozcap.com

(b)	If to an OZ Partnership, to:
c/o Och-Ziff Capital Management Group LLC 9 West 57th Street, 13th Floor New York, New York 10019 Attention: Chief Legal Officer Fax: (212) 719-7402 Email: Jeffrey.Blockinger@ozcap.com

(c)	If to any OZ Limited Partner, to the address of such OZ Limited Partner on file with the respective OZ Partnership.

Section 7.2               Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “included”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

Section 7.3               Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 7.4               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement, it being understood that both parties need not sign the same counterpart.

Section 7.5               Entire Agreement; No Third Party Beneficiaries.  This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements, both written and oral, among the parties with respect to the subject matter hereof and (b) is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

Section 7.6               Further Assurances.  Each party shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other party hereto to give effect to and carry out the transactions contemplated herein.

Section 7.7               GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF).

Section 7.8               Amendments; Waivers.  No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed by the parties hereto. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 7.9               Assignment.  Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

OCH-ZIFF HOLDING CORPORATION

By:	/s/ Joel Frank
Name:	Joel Frank
Title:	Chief Financial Officer

OCH-ZIFF HOLDING LLC

By:	/s/ Joel Frank
Name:	Joel Frank
Title:	Chief Financial Officer

OZ MANAGEMENT LP By: Och-Ziff Holding Corporation, its general partner

By:	/s/ Joel Frank
Name:	Joel Frank
Title:	Chief Financial Officer

OZ ADVISORS LP By: Och-Ziff Holding Corporation, its general partner

By:	/s/ Joel Frank
Name:	Joel Frank
Title:	Chief Financial Officer

OZ ADVISORS II LP By: Och-Ziff Holding LLC, its general partner

By:	/s/ Joel Frank
Name:	Joel Frank
Title:	Chief Financial Officer

/s/ Daniel S. Och
Daniel S. Och

THE OCH FAMILY 2007 GRAT

By:	/s/ Daniel Och
Name:	Daniel S. Och, as attorney-in-fact for The Och Family 2007 GRAT

THE JONATHAN OCH GRAT

By:	/s/ Daniel Och
Name:	Daniel S. Och, as attorney-in-fact for The Jonathan Och GRAT

THE NANCY G. BERNSTEIN GRAT

By:	/s/ Daniel Och
Name:	Daniel S. Och, as attorney-in-fact for The Nancy G. Bernstein GRAT

THE SUSAN OCH KALVER GRAT

By:	/s/ Daniel Och
Name:	Daniel S. Och, as attorney-in-fact for The Susan Och Kalver GRAT

DANIEL S. OCH DESCENDANTS' TRUST

By:	/s/ Daniel Och
Name:	Daniel S. Och, as attorney-in-fact for the Daniel S. Och Descendants' Trust

JANE C. OCH 1999 GRAT

By:	/s/ Daniel Och
Name:	Daniel S. Och, as attorney-in-fact for the Jane C. Och 1999 GRAT

/s/ David Windreich
David Windreich

THE DAVID WINDREICH GRAT I

By:	/s/ David Windreich
Name:	David Windreich, as attorney-in-fact for The David Windreich GRAT I

THE DAVID WINDREICH GRAT II

By:	/s/ David Windreich
Name:	David Windreich, as attorney-in-fact for The David Windreich GRAT II

/s/ Joel Frank
Joel Frank

THE JOEL M. FRANK 2007 ANNUITY TRUST

By:	/s/ Joel Frank
Name:	Joel M. Frank, as Trustee

/s/ Arnaud Achache
Arnaud Achache

ARNAUD C. ACHACHE FAMILY TRUST

By:	/s/ Arnaud Achache
Name:	Arnaud Achache as attorney in fact for the Arnaud C. Achache Family Trust

s/ Massimo Bertoli
Massimo Bertoli

/s/ James-Keith Brown
James-Keith (JK) Brown

THE JAMES-KEITH BROWN 2007 ANNUITY TRUST

By:	/s/ James-Keith Brown
Name:	James-Keith Brown, as Trustee

/s/ Michael Cohen
Michael Cohen

THE MICHAEL COHEN GRAT I

By:	/s/ Joel Frank
Name:	Joel Frank, as attorney-in-fact for The Michael Cohen GRAT I

THE MICHAEL COHEN GRAT II

By:	/s/ Joel Frank
Name:	Joel Frank, as attorney-in-fact for The Michael Cohen GRAT II

/s/ Anthony Fobel
Anthony Fobel

s/ Kaushik Ghosh
Kaushik Ghosh

THE KAUSHIK GHOSH 2007 ANNUITY TRUST

By:	/s/ Kaushik Ghosh
Name:	Kaushik Ghosh, as Trustee

/s/ Harold A. Kelly
Harold Kelly

THE HAROLD A. KELLY, JR. 2007 ANNUITY TRUST

By:	/s/ Harold A. Kelly
Name:	Harold A. Kelly, Jr., as Trustee

/s/ Richard Lyon
Richard Lyon

THE RICHARD E. LYON, III 2007 ANNUITY TRUST

By:	/s/ Richard Lyon
Name:	Richard E. Lyon, III, as Trustee

/s/ Dan Manor
Dan Manor

/s/ James O'Connor
James O'Connor

THE JAMES O'CONNOR 2007 ANNUITY TRUST

By:	/s/ James O'Connor
Name:	James O'Connor, as Trustee

/s/ Joshua Ross
Joshua Ross

THE JOSHUA ROSS 2007 ANNUITY TRUST

By:	/s/ Joshua Ross
Name:	Joshua Ross, as Trustee

/s/ Raaj Shah
Raaj Shah

THE RAAJ SHAH 2007 ANNUITY TRUST

By:	/s/ Raaj Shah
Name:	Raaj Shah, as Trustee

/s/ Boaz Sidikaro
Boaz Sidikaro

THE BOAZ SIDIKARO 2007 ANNUITY TRUST

By:	/s/ Boaz Sidikaro
Name:	Boaz Sidikaro, as Trustee

/s/ David Stonehill
David Stonehill

THE DAVID STONEHILL 2007 ANNUITY TRUST

By:	/s/ David Stonehill
Name:	David Stonehill, as Trustee

THE ALISSA BUTTERFASS 2007 ANNUITY TRUST

By:	/s/ David Stonehill
Name:	David Stonehill, as Trustee

THE LYNNE FRENKEL 2007 ANNUITY TRUST

By:	/s/ David Stonehill
Name:	David Stonehill, as Trustee

/s/ Zoltan Varga
Zoltan Varga

ZIFF INVESTORS PARTNERSHIP, L.P. II By: Ziff Investment Management, L.L.C., its general partner

By:	/s/ Robert D. Ziff
Name:	Robert D. Ziff
Title:	Co-President

ZIFF INVESTORS PARTNERSHIP, L.P. IIA By: Ziff Investment Management, L.L.C., its general partner

By:	/s/ Robert D. Ziff
Name:	Robert D. Ziff
Title:	Co-President